EXHIBIT 10.15

Atossa Genetics
Proposal for CFO Services

Prepared for Atossa Genetics
For Internal Use Only
May 28, 2010
Proposal Valid for 30 Days

Agreement

This is an Agreement (“Agreement”) made as of June 3, 2010, by and between Atossa Genetics, Inc.(also referred to herein as, “Atossa Genetics,” “client,” or “customer”) and Chris Benjamin, (also referred to herein as “consultant,” “CFO” or “Chris Benjamin”) individually referred to as a “party” and collectively referred to herein as the “parties.” This Agreement shall take the place of any and all other agreements that may have been agreed to in verbal, or written, form between the parties.

RECITALS

Whereas, the Company is in the business of developing scientific diagnostic products and testing in the health industry and in the conduct of such business desires to hire the services of consultant as further described in this Agreement;

Whereas, the Consultant has expertise in accounting and finance, as well as knowledge and expertise in public reporting requirements and accounting packages that may be helpful to the Company:

Therefore, in consideration of the mutual promises set forth in this Agreement, it is agreed by and between Atossa Genetics and Chris Benjamin, as follows:

Overview

Atossa Genetics is looking for an interim CFO to help with the accounting and financial reporting of the client’s business in present and future stages and throughout the process of going public from a financial, accounting and regulatory perspective. This role has the potential to become full time, at which point both parties can discuss the potential for changing the terms of the proposal below if it is a fit for both sides; notwithstanding the foregoing, however, Atossa Genetics shall determine, in its sole authority, whether, or not a full-time opportunity might be made available to Chris Benjamin.

Most notably in the near future, Atossa Genetics is looking for guidance on:

•	Accounting system recommendations, selection assistance & implementation
•	Proper setup of accounting policies & procedures for a publicly traded company

Rogue CFO Consulting	http://www.roguecfo.com	chrisb@roguecfo.com

•	Filing of reports with the SEC as required

Below in the Project Specifications section is a detailed listing of what the CFO role would potentially encompass.

Project Specifications

This engagement’s services shall include Chris Benjamin working as a CFO for Atossa Genetics and performing all tasks customarily performed by a CFO for a venture which is currently in startup, development as well going public (IPO) phase.

The responsibilities of the CFO will include, but not limited to:

•	Accounting system recommendation, selection assistance & implementation
•	Proper setup and positioning of any accounting policies and procedures to be compliant as a reporting company
•	Timely, in best practice, SEC required reporting and filing
•	Timely, in best practice, Quarterly audit facilitation
•	Creation and/or revision of financial forecasts to benchmark future performance
•	Review monthly accounting from a managerial perspective
•	Financial reporting & analysis to add depth and knowledge to the monthly numbers
•	Cash flow recommendations to maximize cash utilization
•	General business advice
•	Liaison to investors (if applicable)
•	Federal & State tax returns (if applicable)
•	Any other consulting required by Atossa Genetics where the consultant can add valuable input and advice

Tenure & Commencement

Consultant shall begin work for client on July 1, 2010 and the client may terminate the relationship at any time, after having given 30 days’ notice to consultant. Said notice may be given by email to chrisb@roguecfo.com. The client is responsible for any unbilled hours up until the date of termination, and the consultant is responsible for the refund of any unused retainer.  Any payments due in either direction will be due within 30 days of the official contract ending date.

Fee Schedule

Atossa Genetics Proposed Fee Structure	Fixed Monthly Price	Hours Available	Rate Per Hour
Monthly Retainer	$2,250	25	$90

Hourly Rate for Excess Hours Over Monthly Allotment**			$100

* * Consultant shall immediately notify Atossa Genetics when the monthly hours have been used in their entirety in any given month and provide a fixed quote for work which will need to be completed prior to commencing any additional work on behalf of Atossa Genetics for that month. Consultant agrees herein that ALL WORK performed for Atossa Genetics whall be the sole property of Atossa Genetics and consultant’s work is a “work for hire,” owned exclusively and entirely by Atossa Genetics.

Rogue CFO Consulting	http://www.roguecfo.com	chrisb@roguecfo.com

A retainer of $2,250 each month for 25 hours of work to be paid at the beginning of each month, shall be paid to consultant. Based on the tasks a CFO would typically perform for a venture of Atossa Genetics size and its desires to grow and explore options it is estimated that 25 hours shall be sufficient. The client’s retainer will guarantee the allocation of time and services by the consultant to work for the client as needed, with this arrangement commencing on July 1, 2010, with the first payment due to consultant at that time.

In the event that the monthly hours exceed 25, additional hours will be billed in the subsequent month at a rate of $100/hour, provided, however, that any hours performed in excess of 25 each month, shall be approved in writing by Atossa Genetics prior to the consultant’s commencement of work past 25 hours, in order for any work performed in excess of 25 hours to be qualified for payment herein, under the terms of this Agreement.

Payments

Payment for the month are due at the beginning of the month by the 3rd (i.e. July’s retainer would be due by July 3rd). Consultant shall submit an invoice approximately 1 week before the end of the month for the upcoming month.

Payments can be made through multiple methods. For address, banking information or to put your credit card on file, contact Chris Benjamin chrisb@roguecfo.com.

•	Paypal: chrisb@roguecfo.com
•	Wire Transfer
•	Check
•	Visa/Mastercard/Amex

Conflicts of Interest

Consultant is is required to declare any interest that may prevent him from offering disinterested advice. Consultant is unaware of any current conflicts of interest and, should any conflicts appear in the future, client may rest assured that he will bring them to the client’s attention immediately.

Rogue CFO Consulting	http://www.roguecfo.com	chrisb@roguecfo.com

Confidentiality

Consultant is bound by professional secrecy and may not disclose any of the client’s confidential information without the client’s written consent unless required to do so by law. Consultant will not use any client’s information for personal benefit, regardless of whether or not it actually causes the client harm.

Necessary data

The client will provide the consultant with all the reasonably necessary documents and financial data currently available to enable consultant to do his job accurately and effectively. Any questions after reviewing the data provided by the client will be brought up as soon as possible so the project can be completed in a timely manner.

Assumptions

Any assumptions consultant makes will be both reasonable and realistic, and they will be disclosed to the client in writing in any documents provided to the client.

Recommendations

Consultant will discuss with the client any recommendations he may have based on his observations. These may or may not be outside the scope of the consultant’s engagement, and are meant solely as professional feedback to help the client with the business, based on best business practices experienced by the industry within which the client works. However, it is understood that CFO shall focus nearly 100% of his time on the finance and reporting requirements outlined in the Project Specifications and any work involving Recommendations within the framework of this paragraph (other than the Project Specifications) shall be approved in writing by Atossa Genetics prior to their analysis and commencement with respect to the time spent on them each month under the terms of this Agreement.

Such recommendations may include:

•	The advantages and disadvantages of the various alternatives;
•	The costs of the various alternatives;
•	The risks involved in the various alternatives;
•	The time sensitivity of recommendations;
•	The consequences of no action being taken; and
•	The impact of a change in the assumptions on the projected results.
    •
The client is obliged to inform the advisor if he or she does not understand any of the above points.

In Closing

Thanks for giving Rogue CFO Consulting the opportunity to present our ideas and costs for your consideration. We are very excited the path and direction Atossa Genetics is taking and are excited to establish a long term partnership! Please do not hesitate to contact us if you have any questions and we are looking forward to working with you soon.

Rogue CFO Consulting	http://www.roguecfo.com	chrisb@roguecfo.com

Sincerely,
Chris Benjamin

425.879.5304 - Cell
818.528.5430 - Office
chrisb@roguecfo.com

The terms and conditions of this Agreement are agreed to as follows:

Agreement & Signature

/s/ Chris Benjamin

Chris Benjamin, Rogue CFO Consulting

Date: 6/3/2010

Atossa Genetics, Inc.
Print Name

/s/ Robert L. Kelly

By: Robert L. Kelly
Its: President

June 3, 2010

Rogue CFO Consulting	http://www.roguecfo.com	chrisb@roguecfo.com